SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant
Filed by a party other than the registrant |_|
Check the appropriate box:
|X| Preliminary proxy statement                |_| Confidential, for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6 (e)(2)
|_| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             U.S. HOME & GARDEN INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |_|  No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transactions applies:

          ----------------------------------------------------------------------

     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

     |_|  Fee paid previously with preliminary materials.


     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, schedule or Registration Statement no.:

          ----------------------------------------------------------------------

     (3)  Filing party:

          ----------------------------------------------------------------------

     (4)  Date filed:

          ----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             U.S. HOME & GARDEN INC.
                              655 Montgomery Street
                             San Francisco, CA 94111


                                  May 12, 1998


Dear Fellow Stockholders:

     You are cordially invited to attend our Annual Meeting of Stockholders which will be held on June 22, 1998 at 9:00 A.M., local time, at the offices of U.S. Home & Garden Inc., 655 Montgomery Street, Suite 500, San Francisco, California 94111.

     The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, may I urge you to complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 2 Broadway, New York, New York 10004.

     Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting.

                                        Cordially,


                                        Robert Kassel
                                        Chairman of the Board,
                                        President and
                                        Chief Executive Officer

                             U.S. HOME & GARDEN INC.
                              655 Montgomery Street
                             San Francisco, CA 94111

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 22 1998

                                   ----------


To the Stockholders of U.S. HOME & GARDEN INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. Home & Garden Inc. (the "Company") will be held on Monday, June 22, 1998, at 9:00 A.M., local time, at the offices of the Company, 655 Montgomery Street, Suite 500, San Francisco, California 94111, for the following purposes:

     1. To elect five (5) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

     2. To consider and vote upon a proposal to approve an increase in the number of authorized shares of the Company's common stock to 75,000,000 shares;

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on May 11, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

--------------------------------------------------------------------------------

IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

--------------------------------------------------------------------------------

                                             By Order of the Board of Directors,


                                             Robert Kassel
                                             Chairman of the Board, President
                                             and Chief Executive Officer

May 12, 1998

                                 PROXY STATEMENT

                             U.S. HOME & GARDEN INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 1998


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. HOME & GARDEN INC. (the "Company") for use at the Annual Meeting of Stockholders to be held on June 22, 1998, including any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting.

     Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about May 13, 1998.

     Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     The address and telephone number of the principal executive offices of the Company are:

                              655 Montgomery Street
                              San Francisco, California  94111
                              Telephone No.:  (415) 616-8111

                       OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on May 11, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 20,091,465 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), the Company's only class of voting securities. Each share entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

                                VOTING PROCEDURES

     The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, provided a quorum exists. A quorum is present if, as of the Record Date, at least a majority of the outstanding shares of Common Stock are present in person or by proxy at the Annual Meeting. Adoption of the amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the issued and outstanding Common Stock. All other matters at the meeting will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock cast with respect thereto, provided a quorum exists. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of the Company. In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter. However, because of the requirement for an absolute majority of the outstanding Common Stock to approve the proposed amendment to the Certificate of Incorporation, broker non-votes will also have the same effect as a vote "against" the proposed amendment to the Certificate of Incorporation.

     The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

                              ELECTION OF DIRECTORS

     At this year's Annual Meeting of Stockholders, five (5) directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 1999. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

     At this year's Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a Proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the Proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors of the Company that he or she will be available to serve.

   Name                       Age                      Position
   ----                       ---                      --------

Robert Kassel(1)              57             Chairman of the Board, Chief
                                             Executive Officer, President and
                                             Treasurer

Richard Raleigh(2)            44             Chief Operating Officer and
                                             Director

Maureen Kassel                50             Vice President of Public Relations
                                             and Advertising, Secretary and
                                             Director

Jon Schulberg(1)(2)           39             Director

Fred Heiden(1)(2)             57             Director

----------

(1)  Member, Compensation Committee

(2)  Member, Audit Committee

     Robert Kassel co-founded the Company and has been Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company since October 1990. From 1985 to August 1991 he was a consultant to Comtel Communications, Inc. ("Comtel"), a company specializing in the installation and operation of telephone systems in hotels. From 1985 to 1990, Mr. Kassel was also a real estate developer in Long Island, New York and Santa Barbara, California. From 1965 to 1985, he was a practicing attorney in New York City, specializing in corporate and securities laws.

     Richard Raleigh has been a Director of the Company since March 1993, Chief Operating Officer of the Company since June 1992 and served as the Company's Executive Vice President-Operations from December 1991 to June 1992. Prior to joining the Company, Mr. Raleigh was a free-lance marketing consultant to the lawn and garden industry from January 1991 to December 1991. From April 1988 to January 1991 he was employed by Monsanto Agricultural Co. as its Director of Marketing, Lawn and Garden. From December 1986 to April 1988 he was Vice President of Sales and Marketing of The Andersons, a company engaged in the sale of consumer and professional lawn and garden products. From November 1978 to December 1986 he held a variety of positions at The Andersons, including Operations Manager and New Products Development Manager.

     Maureen Kassel, the wife of Robert Kassel, co-founded the Company and has been Vice President and a director of the Company since November 1990 and Secretary of the Company since February 1992. For the last ten years, she has assisted in the general administration and operation of real estate and other businesses. Ms. Kassel is Chairman of the Board of Comtel.

     Jon Schulberg, a director of the Company since March 1993, has been employed as president of Schulberg MediaWorks, a company engaged in the independent production of television programs and television advertising, since January 1992. From January 1989 to January 1992 he was a producer for Guthy-Renker Corporation, a television production company. From September 1987 to January 1989 he was the director of development for Eric Jones Productions.

     Fred Heiden, a director of the Company since March 1993, has been a private investor since November 1989. From April 1984 to November 1989 Mr. Heiden was the president and principal owner of Bonair Construction, a Florida based home improvement construction company.

     During the fiscal year ended June 30, 1997, the Board of Directors did not hold any formal meetings held one meeting. The Board took various actions by unanimous written consent in lieu of a meeting. The Company did not have standing nominating, compensation or audit committees of the Board of Directors or committees performing similar functions during the fiscal year ended June 30, 1997. In September 1997 the Board established an Audit Committee consisting of Messrs. Heiden, Raleigh and Schulberg and a Compensation Committee consisting of Messrs. Kassel, Heiden and Schulberg.

     All directors of the Company hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board.

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, directors, and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by the Company, or within representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 1997, all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

     The following table discloses the compensation awarded by the Company, for the three fiscal years ended June 30, 1997, 1996 and 1995, to Mr. Robert Kassel, its Chief Executive Officer and Mr. Richard J. Raleigh, its Chief Operating Officer (together, the "Named Executives"). During the fiscal year ended June 30, 1997, no other executive officer of the Company received a salary that exceeded $100,000 during such fiscal year.

                                         Summary Compensation Table

                                                   Annual
                                                Compensation
                                  -------------------------------------------------------------------------

Name and                                                                      Long Term      All Other
Principal Position                Year      Salary ($)     Bonus ($)        Compensation    Compensation(1)
------------------                ----      ----------     ---------        -------------   ---------------
                                                                              Securities
                                                                              Underlying
                                                                              Options (#)
                                                                            ------------
Robert Kassel,                    1997       350,000        250,000        1,200,000(2)       $   5,995
  Chairman, Chief Executive       1996       250,000        100,000          200,000(3)            --
  Officer, President and          1995       150,000        100,000          687,653(4)            --
  Treasurer

Richard Raleigh,                  1997       195,000        111,275          500,000(2)       $   8,390
  Chief Operating Officer         1996       150,000         10,000          100,000(3)            --
                                  1995       120,000         10,000           50,000(4)            --

-------------

(1)  Represents Company contributions to the Named Executives' 401(k) account.

(2) Includes options to purchase 200,000 shares previously granted to Mr. Kassel and options to purchase 100,000 shares previously granted to Mr. Raleigh whose exercise prices were repriced to reflect a reduction in the market price of the Common Stock at the time of repricing. Does not include 50,000 options previously granted to Mr. Raleigh the expiration date of which was extended during fiscal 1997.

(3) Includes five-year options to purchase 200,000 shares granted to Mr. Kassel and five-year options to purchase 100,000 shares granted to Mr. Raleigh in June 1995 under the Company's 1995 Stock Option Plan, which grants were subject to stockholder approval of the plan obtained in February 1996.

(4)  Does not include the options referenced in footnote (3) above.

     The following table discloses information concerning stock options granted in the fiscal year ended June 30, 1997 to the Named Executives.


                                 Option Grants in Fiscal Year Ended June 30, 1997

                                              Individual Grants
                           ----------------------------------------------------------------
                           Number of            Percent of
                           Securities           Total Options
                           Underlying           Granted to
                           Options              Employees in                                      Potential Realizable Value
                           Granted              Fiscal Year       Exercise                        at Assumed Annual Rates of
                           ----------           -----------       Price          Expiration       Stock Price Appreciation for
Name                       (#)(1)               (%)               ($/Sh)            Date          Option Term ($)(2)
----                       ----------           ---               --------       ----------       ----------------------------
                                                                                                      5%                 10%
                                                                                                    -----              -----
Robert Kassel                350,000               19.8             2.06           7/24/01          199,199           440,177

                             450,000               25.5             2.06           8/30/01          256,113           565,943

                             200,000               11.3             2.06           2/24/01          113,828           251,530

                             200,000               11.3             2.06           6/01/00          113,828           251,530


Richard                      125,000                7.0             2.06           7/24/01           71,142           157,706
Raleigh
                             175,000                9.5             2.06           8/30/01           99,599           220,089

                             100,000                5.7             2.06           2/24/01           56,914           125,765

                             100,000                5.7             2.06           6/01/00           56,914           125,765

----------

(1)  All of such options were exercisable in full from the date of grant.

(2) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

The following table sets forth information concerning the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of June 30, 1997. No stock options were exercised by the Named Executives during the fiscal year ended June 30, 1997:

                Aggregated Option Exercises In Fiscal Year Ended
                 June 30, 1997 And Fiscal Year-End Option Values
                ------------------------------------------------

                     Number of
                     Securities                                 Value of
                     Underlying                              Unexercised
                     Unexercised                            In-the-Money
                     Options at                               Options at
                     June 30, 1997                        June 30, 1997*
               -------------------------                  --------------

Name         Exercisable      Unexercisable        Exercisable     Unexercisable
----         -----------      -------------        -----------     -------------

Robert        2,067,653            -0-             $3,214,598          $-0-
 Kassel

Richard        637,500             -0-                887,938          $-0-
 Raleigh

* Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year end market value of the Common Stock. An option is "in-the-money" if the fiscal year end fair market value of the Common Stock exceeds the option exercise price. The last sale price (the fair market value) of the Common Stock on June 30, 1997 was $3.375 per share.

Repricing of Certain Options During Fiscal 1997

     In December 1997, the Company repriced 1,400,000 options that had originally been granted to Messrs. Kassel and Raleigh, the Chief Execution Officer, President and Treasure of the Company and the Chief Operating Officer of the Company, respectively, in each of June 1995, July 1996 and August 1996. Pursuant to such repricing, the Company cancelled the outstanding options, having exercise prices of $2.28, $2.38, $2.44 per share, respectively, and granted a corresponding number of new options, each with an exercise price of $2.0625 per share (representing the fair market value of the Common Stock at the time of the repricing). The Board of Directors decided to reprice the foregoing options as a result of a long-term decline in the market price of the Company's Common Stock which the Board believed would make it unlikely that any holder would exercise the options at the then existing exercise price. The Board also believed that the purpose behind its grant of such options -- i.e., to act as additional motivation for the Company's officers -- would be undermined by the decline in the price of the Common Stock to a level substantially below the exercise price of the options.

Employment Agreements

     The Company has entered into employment agreements with Messrs. Kassel and Raleigh, each dated as of April 1, 1996. Mr. Kassel currently serves as the Company's Chief Executive Officer and President for a term expiring on March 31, 1999, subject to automatic renewal unless terminated. His current annual salary is $450,000, and is subject to such bonuses and increases as are approved at the discretion of the Board of Directors. Mr. Raleigh currently serves as the Company's Chief Operating Officer for a term expiring on March 31, 1999 subject to automatic renewal unless terminated. Mr. Raleigh's current annual salary is $195,000, and is subject to such bonuses and increases as are approved at the discretion of the Board of Directors. Each of the employment agreements requires that substantially all of the employee's business time be devoted to the Company and that the employee not compete, or engage in a business competitive with, the Company's current or anticipated business for the term of the agreement and for two years thereafter (although they each may own not more than 5% of the securities of any publicly traded competitive company). Each of Mr. Kassel and Mr. Raleigh is, in addition to salary, entitled to certain fringe benefits, including the use of an automobile and payment of related expenses.

     Mr. Kassel's agreement also provides that if his employment is terminated under certain circumstances, including termination of Mr. Kassel's employment upon a change of control of the Company, (as defined in the agreement) a failure by the Company to comply with its obligations under the agreement, the failure of the Company to obtain the assumption of the agreement by any successor corporation, or a change in Mr. Kassel's duties and obligations from those contemplated by the agreement, and termination by the Company of Mr. Kassel's employment other than for disability or cause, he will be entitled to receive severance pay equal to the greater of (i) $350,000 ($3,500,000 in the event of a change of control) or (ii) the total compensation earned by Mr. Kassel from the Company during the one-year period (multiplied by ten in the event of a change of control) prior to the date of his termination.

     Mr. Raleigh's agreement also provides that if his employment is terminated under certain circumstances, including termination of Mr. Raleigh's employment upon a change of control of the Company, (as defined in the agreement) a failure by the Company to comply with its obligations under the agreement, the failure of the Company to obtain the assumption of the agreement by any successor corporation, or a change in Mr. Raleigh's duties and obligations from those contemplated by the agreement, and termination by the Company of Mr. Raleigh's employment other than for disability or cause, he will be entitled to receive severance pay equal to the greater of (i) $162,500 ($812,500 in the event of a change of control) or (ii) the total compensation earned by Mr. Raleigh from the Company during the one-year period (multiplied by five in the event of a change of control) prior to the date of his termination.

     Easy Gardener has entered into an employment agreement with Mr. Grandy, dated as of September 1, 1994 which expires on August 31, 1998. Mr. Grandy currently serves as President of Easy Gardener. His current annual salary is $200,000. The Agreement requires Mr. Grandy to devote substantially all of his business time to Easy Gardener, and in the event Mr. Grandy's employment agreement is terminated by Easy Gardener without cause (as defined in the agreement) or if Mr. Grandy resigns with "Good Reason" (as defined in the agreement), Mr. Grandy will be entitled to receive his base salary through the expiration of the agreement.

Committees of the Board of Directors

     In September 1997, the Company established an Audit Committee comprised of Messrs. Raleigh, Heiden and Schulberg. The Audit Committee will, among other things, make recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The Company recently established a Compensation Committee of its Board of Directors, comprised of Messrs. Kassel, Schulberg and Heiden. The Compensation Committee will, among other things, make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company. The Company maintains a Stock Option Committee comprised of Messrs. Schulberg and Heiden, which determines the persons to whom options should be granted under the Company's 1995 and 1997 Stock Option Plans and the Director Plan (all as hereinafter defined) and the number and other terms of options to be granted to each person under such plans.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company did not have a Compensation Committee of its Board of Directors during fiscal 1997. Decisions as to compensation during fiscal 1997 were made by the Company's Board of Directors. Messrs. Kassel and Raleigh, in their capacity as directors, each participated in the Board of Directors deliberations concerning compensation of executive officers for fiscal 1997. During fiscal 1997, none of the executive officers of the Company served on the Board of Directors or the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company.

Stock Option Plans

     In September 1991, the Company adopted a stock option plan (the "1991 Plan") pursuant to which 700,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified options ("NQO's"). ISOs may be granted under the 1991 Plan to employees and officers of the Company. NQO's may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1991 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The 1991 Plan is administered by the Board of Directors. The Board, within the limitations of the 1991 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on shares subject to options.

     ISOs granted under the 1991 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. NQO's granted under the 1991 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the 1991 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options to acquire an aggregate of approximately 522,000 shares of Common Stock are outstanding under the 1991 Plan.

     The Company has adopted, a Non-Employee Director Stock Option Plan (the "Director Plan"). Only non-employee directors of the Company are eligible to receive grants under the Director Plan. The Director Plan provides that eligible directors automatically receive a grant of options to purchase 5,000 shares of Common stock at fair market value upon first becoming a director and, thereafter, an annual grant, in January of each year, of 5,000 options at fair market value. Options to purchase compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company. an aggregate of up to 100,000 shares of Common Stock available for the automatic grants under the Director Plan. Options to acquire an aggregate of 10,000 shares of Common Stock are outstanding under the Director Plan.

     The Company has adopted a 1995 Stock Option Plan ("1995 Plan") which provides for grants of options to purchase up to 1,500,000 shares of Common Stock. The Board of Directors or the Stock Option Committee (the "Committee"), as the case may be, will have discretion to determine the number of shares subject to each NQO (subject to the number of shares available for grant under the 1995 Plan and other limitations on grant set forth in the 1995 Plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are employees of the Company will be eligible to be granted ISOs or NQOs under such plan. The Board or Committee, as the case may be, also has discretion to determine the number of shares subject to each ISO, the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest may be in any year is limited by the same Code provisions applicable to ISOs granted under the 1991 Plan. Options to acquire an aggregate of approximately 1,460,000 shares of Common Stock are outstanding under the 1995 Plan.

     The Company has adopted a 1997 Stock Option Plan ("1997 Plan") which provides for grants of options to purchase up to 1,500,000 shares of Common Stock. The Board of Directors or the Committee of the 1997 Plan, as the case may be, will have discretion to determine the number of shares subject to each NQO (subject to the number of shares available for grant under the 1997 Plan and other limitations on grant set forth in the 1997 Plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are employees of the Company will be eligible to be granted ISOs or NQOs under such plan. The Board or Committee, as the case may be, also has discretion to determine the number of shares subject to each ISO, the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest may be in any year is limited by the same Code provisions applicable to ISOs granted under the 1991 Plan. Options to acquire an aggregate of 615,000 shares are outstanding under the 1997 Plan.

     The Company from time to time has also granted non-plan options to certain officers, employees and consultants.

Director Compensation

     During the fiscal year ended June 30, 1997 each of the Company's two non-employee directors, Messrs. Schulberg and Heiden, received $5,000 for serving as directors of the Company.

Report on Executive Compensation

     As noted above, during the fiscal year ended June 30, 1997, there was no Compensation Committee of the Board of Directors or other committee of the Board performing equivalent functions. Compensation of the Company's executive officers for the fiscal year ended June 30, 1997 was determined by the Board of Directors pursuant to recommendations made by Robert Kassel, Chairman of the Board. There is no formal compensation policy for the Company's executive officers.

     The Board of Directors has appointed a Stock Option Committee, currently comprised of Messrs. Heiden and Schulberg, for the 1995 Plan, which has made grants under, and has administered, the 1995 Plan.

     Total compensation for executive officers consists of a combination of salaries and stock option awards. The salaries of Robert Kassel and Richard Raleigh, are fixed annually by the Board of Directors pursuant to the terms of their respective employment agreements with the Company. Base salary of other executive officers is based on the Company's financial performance and the executive's individual performance and level of responsibility. Bonus compensation, if any, to executive officers is based generally upon the Company's financial performance and the availability of resources as well as the executive officer's individual performance and level of responsibility. Stock option awards under the Company's Stock Option Plans are intended to attract, motivate and retain senior management personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company's Common Stock. No stock options were granted to executive officers of the Company during the fiscal year ended June 30, 1997 except for five-year non-qualified options to purchase 200,000 and 100,000 shares, respectively, of the Company's Common Stock granted to Messrs. Kassel and Raleigh. These options are currently exercisable at $2.0625 per share.

     For the fiscal year ended June 30, 1997, the Company earned approximately $3,183,000 on net sales of approximately $52,046,000, compared to earnings of approximately $2,524,000 on revenues of approximately $27,030,000 in the fiscal year ended June 30, 1996.

     Robert Kassel
     Richard Raleigh
     Maureen Kassel
     Fred Heiden
     Jon Schulberg

Stock Performance Graph

     The following line graph compares, from July 1, 1992 through June 30, 1997, the cumulative total return among the Company, companies comprising the NASDAQ Market Index and a Peer Group Index, based on an investment of $100 on July 1, 1992, in the Company's Common Stock and each index, and assuming reinvestment of all dividends, if any, paid on such securities. The Company has not paid any cash dividends and, therefore, the cumulative total return calculation for the Company is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The Peer Group Index consists of the following peer group companies: General Host Corp., Lesco, Inc., Ringer Corp., the Scotts Company and Toro Company. Historic stock price is not necessarily indicative of future stock price performance.


===============================================================================================================================
                          7/1/92           6/30/93            6/30/94            6/30/95              6/30/96           6/30/97
-------------------------------------------------------------------------------------------------------------------------------
The                       $100.00          $ 73.81            $ 71.13            $ 57.14              $ 60.71           $ 64.29
Company
-------------------------------------------------------------------------------------------------------------------------------
Peer Group                $100.00          $119.84            $123.13            $148.52              $139.82           $185.07
Index
-------------------------------------------------------------------------------------------------------------------------------
NASDAQ                    $100.00          $122.76            $134.61            $157.88              $198.73           $239.40
Market
Index
===============================================================================================================================

VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth information at the Record Date, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive, and (iv) all executive officers and directors of the Company as a group.

                                         Amount and
                                         Nature of
                                         Beneficial                Percentage
Name of Beneficial Owner                 Ownership(1)(2)            of Class
------------------------                 ---------------            --------

Maureen Kassel                             600,650(3)                  3.3

Robert Kassel                            4,482,095(4)(5)              20.1

Richard Raleigh                            621,731(6)                  3.0

Fred Heiden                                    258                       *

Jon Schulberg                                  258                       *

Joseph Owens II                          1,101,896(7)                  5.5

Richard Grandy                           1,101,896(7)                  5.5

Warburg Pincus Asset
Management, Inc.(8)                      1,310,500(8)                  6.5

All executive officers
  and directors as a
  group (five persons)                   5,429,342(3)(4)(5)           23.3
                                                  (6)
----------
*less than 1%

--------------------------------------------------------------------------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the Record Date have been exercised.

(3) Includes exercisable options and warrants issued to Ms. Kassel to purchase an aggregate of 325,000 shares of the Company's Common Stock.

(4) Of such shares, (i) 355,650 are owned of record by Maureen Kassel; however, because Ms. Kassel has appointed her husband as her proxy and attorney-in-fact to vote all 355,650 of the shares owned of record by her, Robert Kassel may also be deemed to have beneficial ownership of such shares; (ii) an aggregate of 914,396 shares are owned of record by each of Messrs. Joseph Owens and Richard Grandy, who have entered into a voting trust agreement (the "Voting Agreement") providing Mr. Kassel with the right to vote the shares until September 1, 2001.

(5) Includes 2,297,653 shares of Common Stock issuable upon exercise of options and warrants.

(6) Represents shares of Common Stock issuable upon exercise of options and warrants.

(7) Includes 162,500 shares of Common Stock issuable to each of Messrs. Grandy and Owens upon exercise of options.

(8) According to a Schedule 13G filed with the Securities and Exchange Commission, the shares are held by accounts for which Warburg Pincus Asset Management, Inc. acts as investment advisor. The address of Warburg Pincus Asset Management, Inc. is 466 Lexington Avenue, New York, New York 10017.

                 Certain Relationships and Related Transactions.

     To obtain a portion of the financing for the Company's acquisition of Easy Gardener, Inc., Mr. Kassel provided for the benefit of the lender $500,000 cash collateral and a personal guarantee of $333,000. In consideration of providing such collateral and guarantee, the Company granted Mr. Kassel options to purchase an aggregate of 526,300 shares of Common Stock for an aggregate exercise price of approximately $822,000.

     In connection with certain acquisitions, during fiscal 1997, the Company granted five year non-plan options to Messrs. Kassel and Raleigh to purchase an aggregate of 650,000 and 275,000 shares of Common Stock, respectively at an exercise price of $2.0625 per share.

     The Company will not issue further options, warrants or other securities convertible into the Common Stock prior to December 10, 1998, except for (i) options, warrants or convertible securities issued in connection with mergers or acquisitions or in connection with financings obtained from unaffiliated third parties and (ii) options to purchase shares of Common Stock which are issued pursuant to the Director Plan. In addition, pursuant to an agreement with the underwriters of its December 1997 public offering, the Company has agreed not to issue any options, warrants or any other securities convertible into Common Stock for the remainder of fiscal 1999, other than options, warrants or any other securities convertible into up to an aggregate of 750,000 shares of Common Stock.

     From time to time Messrs. Kassel and Raleigh have borrowed monies from the Company. During fiscal 1997, the highest amounts owed to the Company by Messrs. Kassel and Raleigh were $607,474 and $225,294, respectively, and at December 31, 1997, the balance of such indebtedness was $589,560 and $239,802, respectively. The loans bear interest at 7% per annum and mature on June 30, 2002. Company loans to all officers of the Company are restricted to a maximum of $850,000 by the terms of the Credit Agreement. Messrs. Kassel and Raleigh will make annual payments of interest on the outstanding principal balance of their loans through the maturity of the loans. In addition, payments of principal will be made as follows: As to Mr. Kassel -- $50,000, $50,000, $100,000 and $150,000 during each of the first four years, respectively, and the balance of approximately $240,000 on maturity. As to Mr. Raleigh -- $25,000, $25,000, $50,000 and $50,000 during each of the first four years, respectively, and the balance of approximately $90,000 on maturity.

     The above transactions and loans were approved or ratified by the independent directors of the Company who did not have an interest in such transactions or loans. All future transactions or loans between the Company and its officers, directors or 5% or greater stockholders will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. Furthermore, the Company has adopted a policy that any future material transactions and loans between the Company and its officers, directors and 5% or greater stockholders, and any forgiveness of any such loans, must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent legal counsel. Notwithstanding the foregoing, there can be no assurance that conflicts of interest will not arise with respect to any such transaction, or that if conflicts do arise, they will be resolved in a manner favorable to the Company.

                                   PROPOSAL I

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                            TO EFFECT AN INCREASE IN
                        AUTHORIZED SHARES OF COMMON STOCK

     At the Annual Meeting, the stockholders will be asked to vote upon an amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Proposed Amendment") to increase the number of authorized shares of Common Stock, $.001 par value per share, from 30,000,000 to 75,000,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company that are issued and outstanding as of the Record Date. The Proposed Amendment would amend Article Fourth of the Company's Amended and Restated Certificate of Incorporation. The Proposed Amendment is set forth in full as Exhibit A to this Proxy Statement.

     As of May 11, 1998, the Company had 20,091,465 shares of Common Stock outstanding. In addition, the Company has outstanding options to acquire up to 3,700,000 shares of Common Stock under the Company's existing employee stock option plans, up to 100,000 shares of Common Stock under the existing Non-Qualified Stock Option Plan For Non-Officer Directors and up to approximately 6,270,000 shares of Common Stock pursuant to options granted outside of these plans. Yet, in conjunction with the secondary offering closed in December 1997, certain of the executive officers and directors of the Company, holding options to purchase up to an aggregate of 3,244,384 shares of Common Stock, agreed not to exercise, transfer or otherwise assign any of their respective options to purchase shares of Common Stock (other than any options that currently expire prior to December 31, 1998) until (i) such date as the Company's stockholders authorize an amendment to the Company's Certificate of Incorporation to increase its authorized shares of Common Stock as is provided by the Proposed Amendment or (ii) such date as the number of shares of outstanding common stock of the Company, on a fully diluted basis (including shares issuable upon the exercise of my options), is less than the number of shares of common stock then authorized, which ever is earlier.

     The Board of Directors believes that the proposed additional 45,000,000 shares of authorized Common Stock will provide the Company with needed flexibility to issue Common Stock for proper corporate purposes which may be identified in the future as well as satisfy its obligations to those holders of the options which agreed not to exercise until such time as the Company increased its authorized shares. The development of the Company to date has been financed to a considerable extent through the issuance of its Common Stock or securities convertible into Common Stock and the Board of Directors believes that it would be beneficial to the Company to be in a position to make additional issuances of such Common Stock or convertible securities if circumstances warrant such issuances. Additional corporate purposes effecting a split or stock dividend of Common Stock, raising equity capital, adopting additional employee benefit plans or reserving additional shares for issuance under such plans, and making acquisitions through the issuance of Common Stock. Although the Company continually evaluates alternatives for raising capital and acquisition opportunities and conducts preliminary discussions, the Company has no present agreements, arrangements or commitments with respect to any such financing or acquisition. The authorization of the additional shares will enable the Company to continue to consider such alternatives and opportunities and to act promptly if appropriate circumstances arise which require the issuance of such shares.

     Approval by the stockholders of the Proposed Amendment at the Annual Meeting will avoid the expensive procedure of calling and holding a special meeting for that purpose at a later date. The Board of Directors is empowered to authorize the issuance of the additional shares at such time or times, to such persons and for such consideration as the Board deems appropriate, without further stockholder action.

     The authorization of additional shares of Common Stock of the Company will not, by itself, have any effect on the rights of holders of existing Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock could affect the existing holders of shares of Common Stock by diluting the per share earnings of the Common Stock and the voting power of the outstanding shares. Under the Company's Certificate of Incorporation, the Company's shareholders do not have preemptive rights to acquire capital stock which may be issued by the Company.

     Although the Board of Directors is not proposing the authorization of the additional shares as an "anti-takeover" device, it is possible that such additional shares could be used to discourage or impede a tender offer or other attempt to gain control of the Company. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. Such issuance of additional Common Stock could be used along with certain provisions of the Company's Articles of Incorporation and By-laws and Delaware General Corporation Law to discourage certain transactions involving a change in control of the Company.

Recommendation

     The Board of Directors believes that the Proposed Amendment is in the best interest of the Company and recommends a vote "FOR" the Proposed Amendment.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     BDO Seidman, LLP has audited and reported upon the financial statements of the Company for the fiscal year ended June 30, 1997 and the Board of Directors currently anticipates that it will select BDO Seidman, LLP to examine and report upon the financial statements of the Company for the fiscal year ending June 30, 1998. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.


                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
                      FOR FISCAL YEAR ENDING JUNE 30, 1998

     The Company currently anticipates that its Annual Meeting of Stockholders with respect to the Company's fiscal year ended June 30, 1998 will be held between the months of December 1998 and March 1999. Therefore, stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders with respect to the Company's fiscal year ended June 30, 1998 must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than October 31, 1998 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                                OTHER INFORMATION

     Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1997 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MAY 11, 1998. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED TO EACH SUCH STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO:

                             U.S. HOME & GARDEN INC.
                              655 MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94111
                         ATTENTION: Corporate Secretary

     The Board of Directors is aware of no other matters, except for those incid-ent to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                        By order of the Board of Directors,


                                        Robert Kassel
                                        Chairman of the Board,
                                        President and
                                           Chief Executive Officer



May 12, 1998

                                                                       EXHIBIT A

                          FORM OF AMENDMENT OF ARTICLE
                     FOURTH OF CERTIFICATE OF INCORPORATION

     FIRST: That the first paragraph of the Certificate of Incorporation of the Corporation has been amended to read in its entirety as follows:

          "FOURTH: The total number of share of capital stock which the Corporation shall have authority to issue is seventy-six million (76,000,000) shares, consisting of One Million (1,000,000) shares of Preferred Stock, par value of $.001 per share and Seventy-Five Million (75,000,000) shares of Common Stock, par value $.001 per share.

                               U.S. HOME & GARDEN
                              655 Montgomery Street
                         San Francisco, California 94111

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints ROBERT KASSEL and RICHARD RALEIGH, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of U.S. Home & Garden Inc. on Monday, May 18, 1998, at 655 Montgomery Street, San Francisco, California 94111, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.   ELECTION OF DIRECTORS:
     |_|  FOR all nominees listed below
          (except as marked to the contrary below).

     |_|  WITHHOLD AUTHORITY
          to vote for all nominees listed below.

                 Robert Kassel, Richard Raleigh, Maureen Kassel,
                          Fred Heiden and Jon Schulberg

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------
2.   Increase in Authorized Common Stock to 75,000,000 shares.

     |_| For          |_| Against       |_| Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                    (continued and to be signed on reverse side)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.


DATED: ________________________________, 1998

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                    --------------------------------------------
                                                      Signature


                                    --------------------------------------------
                                              Signature if held jointly


     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Please indicate whether or not you will attend the Annual Meeting of Stockholders by marking the appropriate box below.

I |_| will |_| will not attend the Annual Meeting.